Exhibit 99.1
CONTACT INFORMATION
Investor Relations, Hillenbrand, Inc.
Contact: Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com
Hillenbrand Completes Acquisition of K-Tron;
Edward B. Cloues II Appointed to Hillenbrand Board
•	K-Tron shareholders receive $150 per share in cash for their common stock, for an aggregate purchase price of approximately $435 million.

•	Adjusted for K-Tron debt and estimated cash on hand at April 1, 2010, the expected net purchase price of the transaction will be $379 million.

•	Edward Cloues, former K-Tron chairman and CEO, is appointed to the Hillenbrand board of directors.
BATESVILLE, Indiana, April 1, 2010 – /PR Newswire-First Call/ – Hillenbrand, Inc. (NYSE: HI) has completed its previously announced acquisition of K-Tron International, Inc. (NASDAQ-GS: KTII), for an aggregate purchase price of approximately $435 million, excluding $10 million to $12 million in costs related to the acquisition and transition. As a result of the transaction, K-Tron has become a wholly owned subsidiary of Hillenbrand.
“This is an exciting day for Hillenbrand, signifying our commitment to building a strong, diversified enterprise with multiple business platforms,” said Kenneth A. Camp, Hillenbrand’s president and chief executive officer. “Over the last several months, we’ve had the opportunity of getting to know K-Tron’s management team and workforce. We have been impressed with their business acumen and commitment to customer satisfaction, and look forward to leveraging Hillenbrand’s proven capabilities in lean business and continuous improvement to enhance K-Tron’s already-strong financial results. We are confident this will enable the diversified growth of Hillenbrand and provide additional opportunities to increase shareholder value.”
Under the terms of the definitive merger agreement, a subsidiary of Hillenbrand merged with and into K-Tron, with the shareholders of K-Tron receiving $150 per share in cash for their common stock. Adjusted for K-Tron debt and estimated cash on hand at April 1, 2010, the expected purchase price of the transaction will be approximately $379 million. Hillenbrand used cash on hand and proceeds from debt financing to fund the acquisition, which is expected to be accretive to Hillenbrand’s earnings per share in 2010, net of acquisition costs and one-time charges related to acquisition accounting.
Also as previously announced, Edward B. Cloues II, K-Tron’s former chairman and chief executive officer, has been appointed to a newly created seat on the Hillenbrand board of directors, effective April 2, 2010. Cloues joined K-Tron’s board in 1985 and was named chairman and CEO in 1998. Prior to his time at K-Tron, he was a senior partner of Morgan, Lewis & Bockius LLP, a global law firm, where he specialized in mergers and acquisitions and general business law counseling. Cloues currently is chairman of the board of AMREP Corporation, serves on the boards of Penn Virginia Corporation and Penn Virginia Resource Partners, L.P., and has served on the boards of several other public and private companies.

Disclosure Regarding Forward-Looking Statements
Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the anticipated effect of the acquisition on Hillenbrand’s future results. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.
Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal
become	pursue	estimate	will	forecast	continue
targeted	encourage	promise	improve	progress	potential
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: recent global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; our ability to execute a successful integration of K-Tron International; the operating businesses’ dependence on relationships with several large national providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; ongoing antitrust litigation; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission (SEC) November 24, 2009, and K-Tron’s Annual Report on Form 10-K for the year ended January 2, 2010, filed with the SEC March 15, 2010. The company assumes no obligation to update or revise any forward-looking information.
About Hillenbrand, Inc.
Hillenbrand, Inc. (www.HillenbrandInc.com) is a diversified enterprise with multiple subsidiaries focused around two separate operating businesses. Batesville Casket (www.batesville.com) is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products. K-Tron International (www.ktroninternational.com) is a recognized leader in the design, production, marketing and servicing of material handling equipment and systems. The company serves many different industrial markets through two product lines. The Process Group focuses primarily on feeding and pneumatic conveying equipment, doing business under two main brands: K-Tron Feeders and K-Tron Premier. The Size Reduction Group concentrates on size reduction equipment, conveying systems and screening equipment, operating under three brands: Pennsylvania Crusher, Gundlach and Jeffrey Rader.
HI-INC-F
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